    As filed with the Securities and Exchange Commission on November 12, 1999
                                                      Registration No. 333-89827

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 1 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                                  MYWEB INC.COM
--------------------------------------------------------------------------------
                 (Name of Small Business Issuer in Its Charter)

          Nevada                          3089                  88-0207089
----------------------------   -------------------------  ---------------------
(State or Other Jurisdiction      (Primary Standard           (I.R.S. Employer
of  Incorporation or                 Industrial              Identification
Organization)                Classification Code Number)        Number)


                     Block G, Unit G606, Phileo Damansara 1
                               No. 9, Jalan 16/11
                    Off Jalan Damansara, 46350 Petaling Jaya
                                    Malaysia
--------------------------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)


                     Block G, Unit G606, Phileo Damansara 1
                               No. 9, Jalan 16/11
                    Off Jalan Damansara, 46350 Petaling Jaya
                                    Malaysia
--------------------------------------------------------------------------------
                    (Address of Principal Place of Business)

                           Alex Jorge, Vice President
                                  MyWeb Inc.com
                          595 Market Street, Suite 2500
                         San Francisco, California 94105
                                 (415) 538-3728
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Agent For Service)

                    Please Send Copies of Communications to:
                             Michael S. Novins, Esq.
                           George A. Greenslade, Esq.
                                Baker & McKenzie
                                805 Third Avenue
                            New York, New York 10022
                                 (212) 751-5700

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________________________ If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]________________
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                       -----------------------------------

                                EXPLANATORY NOTE

     This Amendment No. 1 to the Registration Statement on Form SB-2 of MyWeb Inc.com is being filed solely to include additional exhibits. Part II of the Registration Statement and the additional exhibits are included in this Amendment No. 1 but the prospectus included in the Registration Statement is not being filed herewith.

                                     PART II

ITEM 24.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As permitted by Section 78.751 of the Nevada General Corporation Law, our Bylaws provide for the indemnification by MyWeb, including suits brought by or on our behalf, of each director, officer, employee or agent thereof to the fullest extent permitted by Nevada law.

ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by MyWeb in connection with the sale of common stock being registered (all amounts are estimated except the SEC registration fee ). The selling shareholders will only pay the brokerage commissions, discounts or other expenses relating to the sale of the common stock.

     SEC registration fee                                   $     6,510
                                                            -------------
     Blue sky fees and expenses (including legal fees)      $      *
                                                            -------------
     Printing expenses                                      $      *
                                                            -------------
     Legal fees and expenses (other than blue sky)          $      *
                                                            -------------
     Accountants' fees and expenses                         $      *
                                                            -------------
     Miscellaneous expenses                                 $      *
                                                            -------------

     Total estimated expenses                               $      *
                                                            -------------

*  To be filed by amendment.

ITEM 26.   RECENT SALES OF UNREGISTERED SECURITIES.

     Within the past three years, we have sold securities pursuant to the following transactions, all of which were exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act").

     - On March 18, 1996, we issued an aggregate of 89,125,000 shares of our common stock to 14 parties in connection with the merger of Kremlyovskaya Group, Inc. with and into a wholly-owned subsidiary of MyWeb. All of such parties were sophisticated investors and the shares were offered and sold in reliance upon the exemption from registration provided by Section 4(2) of the Act. On August 15, 1996, the merger was rescinded and all of the shares were returned to us.

     - On December 26, 1996, we granted an option for no consideration to our wholly-owned subsidiary, AMC International Holdings Ltd., a British Virgin Islands corporation ("AMC Holdings"), to acquire, for no consideration, such number of shares of our common stock as may be required to effect the exchange of preference shares to be issued to AMC Holdings. On December 31, 1996, AMC Holdings issued 25 preference shares to IPC Corporation, a publicly traded company in Singapore, in connection with the acquisition of a wholly-owned subsidiary of IPC Corporation. The option was granted in reliance upon the exemption from registration provided in Section 4(2) of the Act.

     - On August 1, 1997, we sold a warrant to purchase 1,000,000 shares of our common stock to Ocean Strategic Holdings, Limited, a Guernsey corporation, for $50,000 in cash. The warrant's exercise price is $.01 per share, provided that both the exercise price per share and the number of shares issuable upon exercise of the warrant are subject to adjustment upon the happening of certain events, except for a reverse stock split in which case no adjustment is to be made. The warrant is exercisable between August 1, 1998 and August 1, 2001. On February 25, 1999 Ocean Strategic Holdings exercised its rights under the warrant to purchase 500,000 shares of our common stock; on April 1, 1999 Ocean Strategic Holdings exercised its rights under the warrant to purchase an additional 400,000 shares of our common stock; and on August 4, 1999 Ocean Strategic Holdings exercised its rights under the warrant to purchase an additional 100,000 shares of our common stock. The warrant and the shares issued upon the exercise thereof were issued in reliance upon Regulation S under the Act.

     -    On February 24, 1999, we issued:

          - 8,500,000 shares of our common stock to 20 parties in connection with the acquisition of all of the capital stock of TecnoChannel Technologies Sdn Bhd, a Malaysian corporation, and

          - 440,000 shares of common stock to GEM Ventures Ltd., an investment banking firm, in consideration of their services as financial advisor to the company with regard to the acquisition of Tecnochannel Technologies. All of the former shareholders of TecnoChannel Technologies and GEM Ventures are accredited investors and the shares were issued in reliance upon the exemption from registration provided in Section 4(2) of the Act and Regulation D promulgated thereunder.

     - In May 1999 we issued 526,250 shares of our common stock to 13 accredited investors in a private placement for an aggregate of $3,780,000. The shares were issued in reliance upon the exemption from registration provided in Section 4(2) of the Act and Regulation D thereunder.

ITEM 27.   EXHIBITS.

     See the Exhibit Index filed herewith.

ITEM 28.   UNDERTAKINGS.

     The undersigned registrant hereby undertakes as follows:

     (1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

         (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act of 1933 (the "Act"), each post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be treated as the initial bona fide offering.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling MyWeb, MyWeb has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this Amendment No.1 to the Registration Statement to be signed on its behalf by the undersigned, in Kuala Lumpur, Malaysia on this 11th day of November, 1999.


                                  MYWEB INC.COM


                                  By:  /s/  T.S. Wong
                                      ----------------------------------------
                                       T.S.  Wong
                                       President and Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.



 /s/  T.S. Wong           Director, President and            November 11, 1999
---------------------     Chief Executive Officer
T. S. Wong

        *                 Director and Chief                 November 11, 1999
--------------------      Financial Officer
Victor Ng

* /s/ T.S. Wong
--------------------
   by T.S. Wong as attorney in fact





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

                                  EXHIBIT LIST

2.1 Plan of Reorganization (incorporated by reference to the Report on Form 10-SB of Asia Media Communications, Ltd., filed with the Commission on February 23, 1994)

2.2 Acquisition Agreement dated February 24, 1999, by and among Asia Media Communications, Ltd. and the stockholders of TecnoChannel Technologies Sdn Bhd (incorporated by reference to the Current Report on Form 8-K of Asia Media Communications, Ltd. (Commission File No. 0-23462), filed with the Commission on March 11, 1999)

3.1(a) Articles of Incorporation of Sperzel-NV, Inc. (incorporated by reference to the Report on Form 10-SB of Asia Media Communications, Ltd., filed with the Commission on February 23, 1994)

3.1(b) Certificate Amending Articles of Incorporation of Sperzel-NV, Inc. (incorporated by reference to the Report on Form 10-SB of Asia Media Communications, Ltd., filed with the Commission on February 23, 1994)

3.1(c) Certificate of Amendment of Articles of Incorporation of Sperzel-NV, Inc. (incorporated by reference to the Report on Form 10-SB of Asia Media Communications, Ltd., filed with the Commission on February 23,
          1994)

3.1(d) Certificate of Amendment of Articles of Incorporation of Asia Media Communications, Ltd. (incorporated by reference to the Registration Statement on Form S-8 of MyWeb Inc.com (Registration No. 333-81823), filed with the Commission on June 29, 1999)

*3.1(e) Certificate of Amendment of Articles of Incorporation of Asia Media Communications, Ltd.

*3.1(f)   Restated Articles of Incorporation of MyWeb Inc.com

3.2 Registrant's By-laws (incorporated by reference to the Report on Form 10-SB of Asia Media Communications, Ltd., filed with the Commission on February 23, 1994)

**5.1     Opinion of Baker & McKenzie

10.1 Agreement and Plan of Merger, dated March 18, 1996, by and among Asia Media Communications, Ltd., AMC Merger Co., Inc., Kremlyovskaya Group, Inc., Riccardo Franchini and Richard Gaspar (incorporated by reference to the Current Report on Form 8-K of Asia Media Communications (Commission File No. 0-23462), filed with the Commission on April 2,
          1996)

10.2 Rescission Agreement, dated as of August 15, 1996, by and among Asia Media Communications, Ltd., Kremlyovskaya Group, Inc., Kremlyovskaya Group NV, Riccardo Franchini, Richard Gaspar, Yakov Tillman, Tadeus Tonley, Valentin Kassatkine, Guerman Liberman, Youri Bykhovski, Wengen Investments Ltd., Redwatch Investments Inc. SA, Safine A.G., Wallflower Investments Inc., SA, Able Investments Ltd., Whitehall Investments Company Inc. and Merton Trustees Limited (incorporated by reference to the Current Report on Form 8-K of Asia Media Communications, Ltd. (Commission File No. 0-23462), filed with the Commission on October 15, 1996)

10.3 Consulting Agreement, dated as of October 30, 1996, between Asia Media Communications, Ltd. and Ian Rice (incorporated by reference to the Current Report on Form 8-K of Asia Media Communications, Ltd. (Commission File No. 0-23462), filed with the Commission on November 7, 1996)

10.4 Option Agreement, dated as of December 26, 1996, between Asia Media Communications, Ltd. and AMC International Holdings, Ltd. (incorporated by reference to the Report on Form 10-KSB of Asia

          Media Communications, Ltd. (Commission File No. 0-23462) for the fiscal year ended December 31, 1996, filed with the Commission on December 30, 1998)

10.5 Written Consent of the Sole Director of AMC International Holdings, Ltd., dated as of December 27, 1996 (incorporated by reference to the Report on Form 10-KSB of Asia Media Communications, Ltd. (Commission File No. 0-23462) for the fiscal year ended December 31, 1996, filed with the Commission on December 30, 1998)

10.6 Share Acquisition Agreement, dated December 1996, among IPC Corporation, Asia Media Communications, Ltd. and AMC International Holdings, Ltd. (incorporated by reference to the Report on Form 10-KSB of Asia Media Communications, Ltd. (Commission File No. 0-23462) for the fiscal year ended December 31, 1996, filed with the Commission on December 30, 1998)

10.7 Letter Agreement, dated April 1, 1997, between AMC International Holdings, Ltd. and IPC Corporation (incorporated by reference to the Report on Form 10-KSB of Asia Media Communications, Ltd. (Commission File No. 0-23462) for the fiscal year ended December 31, 1996, filed with the Commission on December 30, 1998)

10.8 Warrant, dated August 1, 1997, to purchase 1,000,000 shares of the common stock of Asia Media Communications, Ltd. issued to Ocean Strategic Holdings Limited (incorporated by reference to the Report on Form 10-KSB of Asia Media Communications, Ltd. (Commission File No. 0-23462) for the fiscal year ended December 31, 1996, filed with the Commission on December 30, 1998)

10.9 Share Purchase Agreement, dated September 1, 1997, by and between Parthanon Investment Corporation and Asia Media Communications, Ltd. (incorporated by reference to the Report on Form 10-KSB of Asia Media Communications, Ltd. (Commission File No. 0-23462) for the fiscal year ended December 31, 1996, filed with the Commission on December 30,
          1998)

10.10 Acquisition Agreement, dated February 24, 1999, by and among Asia Media Communications, Ltd., TecnoChannel Technologies Sdn Bhd, all stockholders of TecnoChannel Technologies Sdn Bhd and GEM Ventures Ltd. (incorporated by reference to the Current Report on Form 8-K of Asia Media Communications, Ltd. (Commission File No. 0-23462), filed with the Commission on March 11, 1999)

10.11 1999 Non-Qualified Stock Option Plan of MyWeb Inc.com (incorporated by reference to the Registration Statement on Form S-8 of MyWeb Inc.com (Registration No. 333-81823), filed with the Commission on June 29,
          1999)

10.12 Asia Media Communications, Inc. 1999 Incentive Program (incorporated by reference to the Registration Statement on Form S-8 of Asia Media Communications, Ltd. (Registration No. 333-76289), filed with the Commission on April 14, 1999)

*10.13 Employment Agreement, dated April 2, 1997, between T.S. Wong and TecnoChannel Sdn Bhd

*10.14 Tenancy Agreement, dated April 28, 1999, by and between Selekta Bakti Sdn Bhd and TecnoChannel Technologies Sdn Bhd

*10.15 Tenancy Agreement, dated April 28, 1999, by and between Woi Seen Chin Enterprises Sdn Bhd and TecnoChannel Technologies Sdn Bhd

*10.16 Rental of Storage Space Agreement, dated March 16, 1999, by and between Woo Ah Lek and TecnoChannel Technologies Sdn Bhd

*10.17 Office Service Agreement, dated June 3, 1999, by and between Alliance/Interoffice San Francisco, LLC and MyWeb Inc.com

*10.18 Lease Agreement, dated April 29, 1999, by and between MyWeb Asia Pte.Ltd. and Lee Wing Han

+10.19 Binary License and Redistribution Agreement, dated March 25, 1999, by and between Sun Microsystems, Inc. and Tecnochannel Sdn Bhd

+10.20 License Agreement, dated January 4, 1999, by and between TecnoChannel Technologies Sdn Bhd and NetChina

+10.21 Memorandum of Understanding, dated March 15, 1999, by and between MyWeb Inc.com and Masslink

**10.22 Agreement, dated June 16, 1999, by and between MyWeb Inc.com and Xin Hua Organization

+10.23 Joint Venture Agreement, dated July 12, 1999, by and between MyWeb Inc.com and Qingdao Haier Computer Co., Ltd.

+10.24 Memorandum of Understanding, dated April 8, 1999, by and between MyWeb Inc.com and Lang Chao Computer Co

+10.25 Service Agreement, dated January 2, 1999, by and between TecnoChannel Technologies Sdn Bhd and Unilever (Malaysia) Holdings Sdn Bhd

+10.26 Agreement, dated December 8, 1997, by and between TecnoChannel Sdn Bhd and Philips Consumer Electronics B.V.

+10.27 Joint Venture Agreement, dated April 12, 1999, by and between Asia Media Communications, Ltd. and Beijing Telecom Communication Ltd

+10.28 License Agreement, dated May 4, 1999, by and between TecnoChannel Technologies Sdn Bhd and HKNet Co Ltd

+10.29 Memorandum of Understanding, dated May 19, 1999, by and between MyWeb Inc.com and China Sci-Technologies International Trust & Investment Co. Ltd

**10.30 Lease Agreement, dated June 2, 1999, by and between MyWeb Inc.com and Beijing Chongwen-New World Properties Development Co. Ltd.

+10.31 Letter of Agreement, dated June 22, 1999, by and between MyWeb Inc.com and Ogilvy Public Relations Worldwide

**10.32 Cooperation Agreement, dated May 18, 1999, between SOYEA Ltd and MyWeb Inc.com

+10.33 Agreement, dated June 28, 1999, between Ncore Technology and TecnoChannel Technologies Sdn Bhd

**10.34 Letter of Intent, dated October 25, 1999, between Infosto Information Technology (Beijing) Co., Ltd. and MyWeb Internet System (Beijing) Co., Ltd

+10.35 Agreement, dated October 23, 1999, between TVSN China (Holdings) Ltd. and MyWeb Inc.com

**10.36   Agreement between Beijing Yan Jian Co. Ltd. and MyWeb Inc.com

**10.37   Agreement between Beijing Goyoyo Technology Dev. Ltd. and MyWeb
          Inc.com

**10.38   Agreement between Shenzhen Property Systems Co. Ltd. and MyWeb Inc.com

**10.39   Agreement between www.158.com.ch and MyWeb Inc.com

10.40 Employment Agreement, dated May 1, 1999, between Danny Toe Teow Teck and MyWeb Inc.com

+10.41 Media Relations Cooperation Agreement, dated February 23, 1999, between Merger Communications, Inc. and Asia Media Communications, Ltd.

16 Letter, dated December 28, 1998 from Albright, Persing & Associates, Ltd., our former principal accountants, to the Securities and Exchange Commission pursuant to Item 304(a)(3) of Regulation S-B (incorporated by reference to the Report on Form 10-KSB of Asia Media Communications, Ltd. (Commission File No. 0-23462) for the fiscal year ended December 31, 1996, filed with the Commission on December 30,
          1998)

*21       Subsidiaries of the Registrant

*23.1     Consent of Wlosek & Braverman, L.L.C.

*23.2     Consent of Arthur Andersen & Co

23.3      Consent of Baker & McKenzie (included in Exhibit 5.1)

---------------

*   Previously filed

**  To be filed by amendment

+ Portions of these exhibits have been omitted pursuant to a request for confidential treatment